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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Hastings Entertainment, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
418365-10-2
(CUSIP Number)
12-31-2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	418365-10-2	Page	2	of	6

1	NAMES OF REPORTING PERSONS: John H. Marmaduke

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		3,338,591

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		236,735

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		3,338,591

WITH:	8	SHARED DISPOSITIVE POWER:

		236,735

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,575,326

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	30.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	418365-10-2	Page	3	of	6

Item 1	(a)	Name of Issuer: Hastings Entertainment, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

3601 Plains Blvd
Amarillo, TX 79102

Item 2	(a)	Name of Person Filing: John H. Marmaduke

	(b)	Address of Principal Business Office or, if none, Residence:

3601 Plains Blvd
Amarillo, TX 79102

	(c)	Citizenship: United States

	(d)	Title of Class of Securities: Common Stock

	(e)	CUSIP Number: 418365-10-2

CUSIP No.	418365-10-2	Page	4	of	6

Item 3	Status of Person Filing:

	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4	Ownership:

	(a)		Amount of Beneficially Owned: 3,575,326

	(b)		Percent of Class: 30.7%

	(c)		Number of shares as to which each person has:

(i) sole power to vote or to direct the vote: 3,338,591

(ii) shared power to vote or to direct the vote: 236,735

(iii) sole power to dispose or to direct the disposition of: 3,338,591

(iv) shared power to dispose or to direct the disposition of: 236,735

CUSIP No.	418365-10-2	Page	5	of	6

Item 5	Ownership of 5% or Less of a Class:

Item 6	Ownership of More than 5% on Behalf of Another Person:
n/a

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
n/a

Item 8	Identification and Classification of Members of the Group:
n/a

Item 9	Notice of Dissolution of Group:
n/a

Item 10	Certification:
(a)	The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b)	The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.	418365-10-2	Page	6	of	6
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: 02-01-07

Signature:  /s/John H. Marmaduke
Name/Title:  John H. Marmaduke/President & CEO